EXHIBIT 99.1

FOR IMMEDIATE RELEASE
July 16, 2003

PEABODY ENERGY (NYSE: BTU) ANNOUNCES
RESULTS FOR THE QUARTER ENDED JUNE 30, 2003

•	Income totals $31.0 million, $0.59 per share, before $32.3 million in early debt extinguishment charges

•	EBITDA totals $96.4 million for the quarter and $193.5 million for the first half

•	Company targets 10% to 15% improvement in second half EBITDA over first half

•	2003 earnings targets raised by 10% to 15%, to $1.60 to $1.75 per share

ST. LOUIS, July 16 — Peabody Energy (NYSE: BTU) today reported second quarter income of $31.0 million, or $0.59 per share, before considering $32.3 million of early debt extinguishment charges. First half income totaled $51.3 million, or $0.98 per share, before previously announced accounting changes and early debt extinguishment charges. Including these items, the company posted a second quarter loss of $1.3 million, or $0.02 per share, and a first half loss of $12.4 million, or $0.24 per share. Income also includes tax benefits of $28.8 million for the quarter and $41.0 million for the first half, primarily related to depletion.

     Second quarter EBITDA of $96.4 million exceeded the company’s second quarter targets of $80 million to $90 million, and EBITDA for the first half totaled $193.5 million.

     “I’m pleased to report that Peabody’s mining, sales and resource management activities all made strong contributions and overcame a number of challenges,” said Chairman and Chief Executive Officer Irl F. Engelhardt. “We are targeting increases in second half production and EBITDA due to higher sales commitments.”

FINANCIAL RESULTS

     Revenues rose 6 percent in the second quarter to $693.2 million and increased 3 percent to $1,374.5 million for the first half. Improvements were driven by higher prices and volumes in the Powder River Basin and increased brokerage sales, which overcame lower pricing in West Virginia on agreements reached during the softer market conditions in 2002.

     EBITDA totaled $96.4 million for the second quarter and $193.5 million for the first half, compared with $113.8 million and $227.5 million for the comparable periods in 2002. EBITDA

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was impacted by customer repairs, mild weather and heavy rains that reduced shipments, as well as adverse currency fluctuations and pricing in Australia. The company operated below optimal levels at many locations during most of the first half and completed high levels of maintenance during the second quarter. Cost control initiatives, the positive effects of pricing and volumes in the Powder River Basin and strong resource management contributions offset a number of these challenges.

     Operating profit totaled $30.3 million for the quarter and $64.8 million for the first half, compared with $55.2 million and $110.2 million in the respective prior-year periods. Operating profit for the second quarter and first half was reduced by approximately $2.8 million and $11.3 million, respectively, of higher health care and pension costs, largely due to lower discount rates. The adoption of SFAS 143, the new accounting standard for recording post-mining reclamation liabilities, reduced operating profit by $2.5 million for the quarter and $4.4 million for the first half.

     Income totaled $31.0 million for the quarter and $51.3 million for the six months, compared with $24.5 million and $46.8 million in the prior year periods, excluding special items. Results include tax benefits of $28.8 million for the quarter, compared with previously communicated targets of $22 to $23 million. The tax benefit is due primarily to the ongoing tax effects of depletion. Full-year 2003 tax benefits are expected to be approximately $50 million, compared with $40 million in 2002. The net loss of $12.4 million for the first half includes $53.5 million in early debt extinguishment charges and a $10.2 million charge for the cumulative effect of accounting changes in the first quarter.

Per-Share Impacts of Special Items in the Second Quarter and First Half of 2003

	Second Quarter	First Half

Earnings Per Share Before Special Items	$0.59	$0.98
Early Debt Extinguishment Costs	(0.61)	(1.02)
Cumulative Effect of Accounting Changes	—	(0.20)

Diluted Earnings Per Share	($0.02)	($0.24)

     The early debt extinguishment was related to Peabody’s $1.7 billion refinancing that is designed to simplify the capital structure, increase flexibility and lower interest expense. During

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the quarter, Peabody completed the redemption of its higher-interest bonds begun in the first quarter and expects lower ongoing financing costs of more than $15 million per year.

     “Although we are never satisfied, management is pleased that Peabody’s operations held the line on costs this quarter, even as mines operated below optimal levels,” said Executive Vice President and Chief Financial Officer Richard A. Navarre. “During the second half, we expect new mines to ramp up production, our capacity to be more fully utilized and customer demand to increase.”

BUSINESS REVIEW

MINING OPERATIONS: Gross margin from Mining Operations of $131.1 million in the second quarter was slightly below the prior year, as the company’s cost controls largely offset the effects of higher energy, benefit and insurance costs and lower pricing in the East.

     Capital expenditures totaled $33 million for the second quarter and $92 million for the first half. During the quarter, Peabody continued the ramp-up of its new 4.5 million ton-per-year Highland Mine in Western Kentucky, and installed new state-of-the-art longwall equipment and completed the move to new reserves at the 5 million ton-per-year Federal Mine in Northern West Virginia. The company now targets 2003 capital expenditures of approximately $200 million.

SALES AND TRADING: Peabody’s first half coal shipments of 97 million tons were similar to prior-year levels, while U.S. coal industry shipments declined by 4 percent. Peabody’s production is expected to increase nearly 10 percent in the second half of 2003, as new mines ramp up production in the East and production increases in the Powder River Basin to serve customer commitments. Total 2003 sales are targeted in the range of 200 to 205 million tons, with 175 to 180 million tons of production and 20 to 25 million tons of traded and brokered shipments.

     Peabody is sold out for 2003 at planned production levels, although approximately 2 to 3 million tons per quarter of additional production is available should market conditions warrant. The company has currently committed and priced 159 million tons of planned 2004 production and 109 million tons of planned 2005 production. The company is currently targeting 2004 production of approximately 190 to 200 million tons, and shipments of another 20 million tons

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per year from trading and brokerage activities. Actual output will be adjusted to meet market conditions. Gross margin from trading and brokerage operations totaled $14.2 million for the quarter and $31.3 million for the year, approximating prior-year results.

RESOURCE MANAGEMENT: Gross margin from Resource Management was $8.8 million for the second quarter and $14.1 million for the year. The company made several land and reserve acquisitions and sales in West Virginia during the quarter.

     In the second quarter, Peabody purchased the remaining 18.3 percent of Black Beauty Coal Company, the largest Midwestern coal supplier. Last week, Peabody acquired a minority interest in a small, synergistic Midwestern coal operation. Peabody also recently filed a siting permit application for the Thoroughbred Energy Campus, its planned 1,500 megawatt coal generating project in Western Kentucky.

MARKET OVERVIEW

     Peabody estimates that U.S. coal use for electricity generation increased approximately 4 percent in the first half of 2003. Overall U.S. electricity demand grew approximately 3 percent and the market share of both coal and hydropower electricity generation increased, while the market share of nuclear and natural gas decreased. Peabody estimates that electricity growth was concentrated in the retail sector during the second quarter, with reduced industrial demand in many regions.

     Coal-fueled generation in the first half was reduced as a number of generating plants were idled for repairs and installation of emissions control equipment. Electricity output was also reduced by below-normal cooling degree days of 5 percent in the second quarter.

     Peabody estimates that U.S. coal shipments declined by 4 to 5 percent in the first half versus the prior year due to customer efforts to manage stockpiles, weather disruptions and maintenance at generating plants. Customer inventories at June 30 are estimated at 135 to 140 million tons, which is 10 to 15 million tons (or 8 to 9 percent) below the prior-year levels.

     Coal’s share of U.S. electricity generation is expected to continue to show improvement through the remainder of 2003, while the market share of natural gas and nuclear is expected to decline. Peabody expects strong capacity utilization at coal plants in the second half. In its

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analysis, the company assumes normal weather and improvement in the U.S. economy during the second half.

OUTLOOK

     Peabody continues to target full year 2003 EBITDA in the range of $405 to $415 million, with second half EBITDA improving 10 to 15 percent over the first half performance. Excluding charges related to early debt extinguishment of approximately $0.98 per share and the cumulative effect of accounting changes of approximately $0.20 per share, full year 2003 earnings are targeted in the range of $1.60 to $1.75 per share.

     Third quarter EBITDA is targeted in the range of $95 to $105 million, based on improved shipments as coal plants run at higher capacity levels. Third quarter earnings are targeted in the range of $0.25 to $0.40 per share.

     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company. Its coal fuels more than 9 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity generation.

•     EBITDA (also called adjusted EBITDA) is defined as income before cumulative effect of changes in accounting principles before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

This information includes certain non-GAAP and pro forma financial measures as defined by new SEC regulations. As required by those regulations, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is available in the “Investor Info” section of www.PeabodyEnergy.com.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to: growth in coal and power markets; coal’s market share of electricity generation; the extent of the economic recovery and future economic conditions; milder-than-normal weather; railroad and other transportation performance and costs; the ability to renew sales contracts upon expiration or renegotiation; the ability to successfully implement operating strategies; the effectiveness of cost-cutting measures; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; credit, market and performance risk associated with customers; modification or termination of long-term coal supply agreements; reductions of purchases by major customers; risks inherent to mining including geologic conditions or unforeseen equipment problems; terrorist attacks or threats affecting our operations or our customers’ operations; changes in interpretation of tax law; replacement of reserves; implementation of new accounting standards; inflationary trends, the effects of interest rates on discounting future liabilities; and other risks detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. These factors are difficult to accurately predict and may be beyond the control of the company.

Condensed Income Statements (Unaudited) For the Quarters and Six Months Ended June 30, 2003 and 2002

(Dollars in Millions, Except Per Share Data)

	Quarter Ended		Six Months Ended

	June 2003	June 2002	June 2003	June 2002

Tons Sold (In Millions)	49.4	48.3	97.4	98.1

Revenues	$693.2	$656.9	$1,374.5	$1,332.7
Operating Costs	568.3	522.3	1,127.2	1,058.1
Depreciation, Depletion & Amortization	59.5	58.6	115.6	117.3
Asset Retirement Obligation Expense	6.6	—	13.1	—
Selling & Administrative	28.5	20.8	53.8	47.1

Operating Profit	30.3	55.2	64.8	110.2
Interest Income	(1.5)	(0.5)	(2.2)	(1.0)
Interest Expense:
Debt-Related Interest	25.4	24.6	48.6	48.4
Surety Bond and Letter of Credit Fees	3.5	1.4	6.4	2.5
Early Debt Extinguishment Costs (1)	32.3	—	53.5	—
Income Tax Expense (Benefit)	(28.8)	1.4	(41.0)	6.0
Minority Interests	0.7	3.8	1.7	7.5

Income (Loss) Before Accounting Changes	(1.3)	24.5	(2.2)	46.8
Cumulative Effect of Accounting Changes, Net of Taxes	—	—	(10.2)	—

Net Income (Loss)	$(1.3)	$24.5	$(12.4)	$46.8

Diluted EPS:(2)
Income (Loss) Before Accounting Changes	$(0.02)	$0.45	$(0.04)	$0.87
Cumulative Effect of Accounting Changes, Net of Taxes	—	—	(0.20)	—

Net Income (Loss)	$(0.02)	$0.45	$(0.24)	$0.87

EBITDA	$96.4	$113.8	$193.5	$227.5
Income Before Accounting Changes and Early Debt Extinguishment Costs (1)	$31.0	$24.5	$51.3	$46.8
Diluted EPS:(1)(2)
Income Before Accounting Changes and Early Debt Extinguishment Costs	$0.59	$0.45	$0.98	$0.87

(1)	For a better comparison with 2002 results, we have presented a pro forma measure of income and EPS excluding the charges related to the early debt extinguishment incurred in 2003. Prior to the adoption of Statement of Financial Accounting Standards No. 145 on January 1, 2003, all costs related to early debt extinguishment were classified as extraordinary items.

(2)	Weighted average diluted shares outstanding were 52.8 million and 53.9 million for the quarters ended June 30, 2003 and 2002, respectively, and were 52.6 million and 53.8 million for the six months ended June 30, 2003 and 2002, respectively.

     This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited) For the Quarters and Six Months Ended June 30, 2003 and 2002

	Quarter Ended		Six Months Ended

	June 2003	June 2002	June 2003	June 2002

Revenue Summary (Dollars in Millions)
Mining Operations	$600.1	$604.6	$1,170.6	$1,219.1
Australian Mining Operations	6.5	—	12.8	—
Trading & Brokerage Operations	81.4	46.2	182.2	100.7
Other	5.2	6.1	8.9	12.9

Total	$693.2	$656.9	$1,374.5	$1,332.7

Tons Sold (In Millions)
East	11.5	11.8	22.6	24.6
West	32.1	31.3	62.4	63.4
Australian Mining Operations	0.1	—	0.4	—
Trading & Brokerage	5.7	5.2	12.0	10.1

Total	49.4	48.3	97.4	98.1

Revenues per Ton — Mining Operations
East	$26.10	$26.89	$26.09	$26.36
West	9.37	9.15	9.32	9.02
Total	13.78	14.02	13.77	13.86
Operating Costs per Ton — Mining Operations(1)
East	$22.01	$21.84	$21.66	$20.95
West	6.74	6.72	6.70	6.54
Total	10.77	10.87	10.67	10.56
Gross Margin per Ton — Mining Operations(1)
East	$4.09	$5.05	$4.43	$5.41
West	2.63	2.43	2.62	2.48
Total	3.01	3.15	3.10	3.30
Operating Profit per Ton	$0.61	$1.14	$0.67	$1.12
	Dollars in Millions

Gross Margin — Mining Operations	$131.1	$135.7	$263.6	$289.8
Gross Margin — Australian Mining Operations	(2.3)	—	(0.4)	—
Gross Margin — Trading & Brokerage Operations	14.2	17.1	31.3	28.3
Gross Margin — Resource Management	8.8	2.5	14.1	4.9
Selling & Administrative	(28.5)	(20.8)	(53.8)	(47.1)
Other Operating Costs	(26.9)	(20.7)	(61.3)	(48.4)
EBITDA	96.4	113.8	193.5	227.5
Depreciation, Depletion & Amortization	(59.5)	(58.6)	(115.6)	(117.3)
Asset Retirement Obligation Expense	(6.6)	—	(13.1)	—
Operating Profit	30.3	55.2	64.8	110.2
Operating Cash Flow	41.3	39.1	98.8	60.5
Capital Expenditures	33.1	58.5	91.9	105.5

(1)	Excludes depreciation, depletion and amortization; selling and administrative expenses; and certain other costs related to post-mining activities.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets June 30, 2003, March 31, 2003 and December 31, 2002

(In Millions)

	(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,
	2003	2003	2002

Cash & Cash Equivalents	$111.6	$71.7	$71.2
Restricted Cash	—	509.6	—
Receivables	125.5	249.6	153.2
Inventories	252.4	248.0	229.7
Assets from Coal/Allowance Trading Activities	47.2	42.3	69.9
Other Current Assets	32.2	26.9	25.9

Total Current Assets	568.9	1,148.1	549.9
Net Property, Plant & Equipment	4,324.7	4,303.1	4,273.0
Investments & Other Assets	333.6	332.7	317.2

Total Assets	$5,227.2	$5,783.9	$5,140.1

Current Maturities of Debt	$31.9	$21.5	$47.5
Notes Called for Redemption	—	465.0	—
Liabilities from Coal/Allowance Trading Activities	28.6	31.1	37.0
Accounts Payable & Accruals	543.0	590.2	547.0

Total Current Liabilities	603.5	1,107.8	631.5
Long-Term Debt	1,171.8	1,173.1	981.7
Deferred Taxes	451.3	479.7	499.3
Other Long-Term Liabilities	1,920.4	1,920.6	1,909.4

Total Liabilities	4,147.0	4,681.2	4,021.9
Minority Interests	1.5	36.8	37.1
Stockholders’ Equity	1,078.7	1,065.9	1,081.1

Total Liabilities & Stockholders’ Equity	$5,227.2	$5,783.9	$5,140.1

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.